Robert Butter, Media
                                                 (412) 553-5911
                                                 or
                                                 Robert Atkinson - Analysts
                                                 (412) 553-5768


                                                 September 14, 1998



  Equitable Resources, Inc. Agrees to Sell Its Natural Gas Midstream Operations
                     To AEP Resources, Inc. for $320 Million

PITTSBURGH -- Equitable Resources, Inc. (NYSE: EQT) announced today that it has signed a definitive agreement with AEP Resources, Inc., a wholly-owned subsidiary of American Electric Power Company, Inc. (NYSE: AEP) to sell its natural gas midstream operations located in Louisiana and Texas for $320 million in cash. These operations include: Louisiana Intrastate Gas, a 2000 mile intrastate pipeline system; four natural gas processing plants, plus a fifth plant currently under construction; Jefferson Island Storage facilities which include an existing salt dome storage cavern and a second cavern under construction which are directly connected to the Henry Hub; and, an energy trading business.
         Divesting these midstream operations is a part of Equitable's previously disclosed strategy to further develop its core strengths in exploration and production, natural gas distribution and energy services. Equitable announced the plan to divest these operations in March 1998 and recently completed a competitive bidding process for the sale of these operations.
         This transaction is expected to close before the end of 1998 after the receipt of certain regulatory approvals. The Company is analyzing its alternatives regarding the use of proceeds from this sale. The purchase price, which will be subject to normal working capital adjustments at closing, is not expected to cause Equitable to report a material gain or loss from this transaction.
         Equitable Resources, Inc. (ERI) is a fully integrated energy exploration and production, distribution, marketing and energy services company. It offers customized energy solutions to wholesale and retail customers with innovative products and services from three primary business segments -- ERI Supply & Logistics, ERI Utilities and ERI Services.

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